Exhibit 10.1

CONFORMED COPY

WebMD Health Corp.

111 Eighth Avenue

New York, New York 10001

April 6, 2014

William E. Pence

[address]

Dear Bill:

On April 4, 2014, you advised WebMD that you plan to join AOL Inc. as its Global Chief Technology Officer and as a member of its Global Operating Committee (“AOL”), where you will lead all aspects of AOL’s global technology strategy and play a key leadership role in its overall strategy and direction (the “Position”).

You originally signed an employment letter with WebMD on October 1, 2007, which included as Annex B thereto a Trade Secret and Proprietary Information Agreement. Such Letter Agreement was later amended on December 10, 2008 and February 11, 2011, and was amended and restated on May 16, 2012, which included as Annex B thereto a Trade Secret and Proprietary Information Agreement, and was further amended on March 5, 2013 (such agreement as amended and restated on May 16, 2012 and amended on March 5, 2013 is hereinafter referred to as the “Employment Agreement”). You also signed other restrictive covenants that were annexed to your equity agreements. The restrictive covenants contained in the Employment Agreement and these equity agreements shall collectively be referred to herein as the “Covenants”. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms under the Employment Agreement and/or the Covenants.

You acknowledge and agree that the Covenants remain in full force and effect, and that you shall continue to be bound by your obligations under the Covenants including, without limitation, confidentiality, non-compete and non-solicitation obligations. The purpose of this letter is to confirm that WebMD will not seek enforcement of the non-competition restrictions under the Covenants during the Restricted Period (as defined in the Covenants) while you are performing services in the Position, provided that you do not provide services specific to any portion of AOL’s business that is engaged in developing, selling or providing (i) a consumer or physician Internet healthcare portal or interactive online personal health management products or (ii) (via the internet or any other means) health or wellness information, health or wellness decision support tools or services or applications and/or health or wellness communication services, directly or indirectly, to consumers, health and/or benefit plan members or employees or healthcare professionals, including but not limited to products or services that provide information on diseases, conditions or treatments, store health care information, assess personal health status, and/or assist in making informed benefit, provider or treatment choices (any of the activities in (i) or (ii) are referred to as “Competitive Services”). You agree that, during the Restricted Period, you will not provide any Competitive Services and acknowledge that if you do, WebMD shall have all of the rights and remedies available to it for a violation of the Covenants. WebMD retains all of its rights, under law and in equity, to enforce this letter and the Covenants and to take any other appropriate actions.

In accordance with Paragraph 3 of the Trade Secret and Proprietary Information Agreement, if you wish to accept a position with an entity (other than AOL) that constitutes a Competitive Business during the Restricted Period, you will need to seek permission from WebMD prior to accepting that position.

Please acknowledge your agreement to the foregoing by signing this letter and returning a copy to me.

WebMD Health Corp.

By:	/s/ David J. Schlanger
Name:	David J. Schlanger
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

/s/ William E. Pence
William E. Pence

Dated: April 6, 2014

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